                                                                      EXHIBIT 99

                                                               [CNA SURETY LOGO]


FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

CONTACT:    John S. Heneghan, 312/822-1908
                       Doreen Lubeck, 773/583-4331

          CNA SURETY ANNOUNCES AFFIRMATION OF FINANCIAL STRENGTH RATING

                      AND SUSPENSION OF QUARTERLY DIVIDEND


CHICAGO, NOVEMBER 21, 2002 -- CNA Surety Corporation (NYSE:SUR) today announced that A. M. Best Company, Inc. had affirmed its A+ (Superior) rating for CNA Surety's insurance subsidiaries. A. M. Best changed its rating outlook from stable to negative. This rating applies to Western Surety Company, Universal Surety of America and Surety Bonding Company of America.

In addition, the Company announced that its Board of Directors has suspended its quarterly cash dividend. As previously reported in the Company's recently filed Form 10-Q, the Board reassessed the level of dividends which would be appropriate based upon a number of factors, including CNA Surety's financial condition, operating characteristics, projected earnings and growth, capital requirements of its insurance subsidiaries and debt service obligations. The reintroduction of a quarterly or annual dividend and the amount of any such dividend will be reassessed at future Board meetings.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies.


CNA is a registered service mark and trade name of CNA Financial Corporation.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

The statements which are not historical facts contained in this Form 10-Q are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



                                      # # #